UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2015

GLOBAL FASHION TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52047 (Commission File Number)	11-3746201 (IRS Employer Identification No.)
2001 Route 46, Suite 310 Parsippany, New Jersey (Address of principal executive offices)	07054 (Zip Code)

Registrant’s telephone number, including area code (973)291-8900

(formerly Premiere Opportunities Group, Inc.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2015, Global Fashion Technologies, Inc., a Nevada corporation (the “Company”) and Thomas H. Witthuhn entered into a separation agreement as a result of which Mr. Witthuhn is no longer an employee of the Company.  In addition, the separation agreement includes resignations of Mr. Witthuhn from his positions as the Secretary of Company and a director of the Company effective May 15, 2015.  Mr. Witthuhn’s decision to resign is solely to pursue other business opportunities and did not involve any disagreement with the Company, the Company's management or the Board of Directors.  Mr. Witthuhn did not serve on any committees of the Board of Directors.

The Board of Directors of the Company (the "Board") has appointed Omar Barrientos, a Director of the Company and the Company’s former Secretary, as the Company's new Secretary.

Mr. Barrientos will not be receiving any compensation at this time for serving as Secretary of the Company.  There are no arrangements or understandings between Mr. Barrientos and any other person pursuant to which he was selected as an officer.  Mr. Barrientos does not have any family relationship with any director or other officer of the Company, and there are no transactions in which Mr. Barrientos has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2015	GLOBAL FASHION TECHNOLOGIES, INC. (Registrant) By: Christopher Giordano Christopher Giordano Chairman, President & Treasurer